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                 SUBSIDIARIES OF CASS COMMERCIAL CORPORATION
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Name & Address                      State of Incorporation
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
Cass Commercial Bank                Missouri
13001 Hollenberg Drive
Bridgeton, Missouri   63044


Cass Information Systems, Inc.      Missouri
13001 Hollenberg Drive
Bridgeton, Missouri  63044
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